Exhibit 4.22

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934
As of December 31, 2019, W. P. Carey Inc. has its common stock, $0.001 par value per share (“Common Stock”), registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). References in the following discussion to “WPC,” “W. P. Carey Inc.,” “we,” “our” and “us” and similar references mean W. P. Carey Inc. excluding its subsidiaries, unless the context otherwise requires or otherwise expressly stated.
DESCRIPTION OF COMMON STOCK
The following description of our Common Stock, which is not complete and is subject to, and qualified in its entirety by reference to, our charter and bylaws, each of which is filed or incorporated by reference as an exhibit to our Annual Report on Form 10-K of which this Exhibit is a part, and the Maryland General Corporation Law (“MGCL”). You should read our charter and bylaws and the applicable provisions of the MGCL for a complete statement of the provisions described under this caption “Description of Common Stock” and for other provisions that may be important to you.
General
Our Charter provides that we have authority to issue 500,000,000 shares of Capital Stock, consisting of 450,000,000 shares of Common Stock, $0.001 par value per share, and 50,000,000 shares of Preferred Stock, $0.001 par value per share. A majority of our entire board of directors, without any action by our stockholders, may amend our Charter from time to time to increase or decrease the aggregate number of shares of our Capital Stock or the number of shares of our Capital Stock of any class or series that we have authority to issue.
Common Stock
Subject to the provisions of our Charter restricting the transfer and ownership of shares of our stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including one vote for each director to be elected in the election of directors, and, except as provided with respect to any other class or series of shares of our stock, the holders of our Common Stock possess exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election (and the holders of the remaining shares will not be able to elect any directors).
In accordance with Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation's charter. Our Charter requires the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter to approve such matters, except that any amendment to the sections of the Charter concerning the removal of directors, restrictions on transfer and ownership of shares, and the voting requirements for the amendment of such provisions must be declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast on the matter.
Maryland law permits the merger of a 90% or more owned subsidiary with or into its parent without stockholder approval provided (i) the charter of the successor is not amended other than in certain minor respects and (ii) the contract rights of any stock of the successor issued in the merger in exchange for stock of the other corporation are identical to the contract rights of the stock for which it is exchanged. Also, because Maryland law may not require the stockholders of a parent corporation to approve a merger or sale of all or substantially all of the assets of a subsidiary entity, including where a substantial number of operating assets are held by the subsidiary, as in our situation, our subsidiaries may be able to merge or sell all or substantially all of their assets without a vote of our stockholders.
Holders of shares of our Common Stock are entitled to receive distributions paid ratably on the Common Stock if and when authorized by our board of directors and declared by us out of assets legally available for the payment of distributions. They also are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision has been made for all of our known debts and liabilities. These rights are subject to the preferential rights in respect of distributions or upon liquidation, dissolution or winding up of any other class or series of our stock that we may subsequently classify or reclassify, and to the provisions of our Charter regarding restrictions on transfer and ownership of our stock.
Holders of shares of our Common Stock generally have no appraisal, preference, conversion, exchange, sinking fund, redemption or preemptive rights to subscribe for any of our Securities, except as may be provided under the terms of any class or series of stock that we may subsequently classify or reclassify. Subject to the restrictions on transfer and ownership of stock contained in our Charter and the rights of any other class or series of stock that we may subsequently classify or reclassify, each share of Common Stock has equal distribution, liquidation and other rights.
Preferred Stock; Power to Reclassify Shares of Our Stock
Our Charter authorizes our board of directors to classify any unissued shares of Common Stock or Preferred Stock and to reclassify any previously classified, but unissued, shares of Common Stock or Preferred Stock into one or more classes or series of stock. Prior to the issuance of shares of any class or series of stock, our board of directors is required by Maryland law and our Charter to fix the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series of stock, in all cases, subject to the restrictions on transfer and ownership set forth in our Charter. Therefore, our board of directors could authorize the issuance of shares of Common Stock or Preferred Stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our Company that might involve a premium price for you or otherwise be in your best interests.
We may sell shares of Preferred Stock in one or more class or series. In a prospectus supplement, we will describe the specific designation; the aggregate number of shares offered; the dividend rate or manner of calculating the dividend rate; the dividend periods or manner of calculating the dividend periods; the ranking of the shares of the series with respect to dividends; liquidation and dissolution; the stated value of the shares of the series; the voting rights of the shares of the series; if any, whether and on what terms the shares of the series will be convertible or exchangeable; whether and on what terms we can redeem the shares of the series; whether we will list the shares of Preferred Stock on a securities exchange and any other specific terms of the class or series of Preferred Stock.
Power to Increase or Decrease Authorized Stock and Issue Additional Shares of Common Stock and Preferred Stock
Our board of directors has the power (i) to amend our Charter from time to time to increase or decrease the aggregate number of shares of our stock or the number of shares of stock of any class or series that we have authority to issue, (ii) to issue additional shares of Common Stock or Preferred Stock and (iii) to classify unissued shares of our Common Stock or Preferred Stock or reclassify any previously classified, but unissued, shares of Common Stock or Preferred Stock into other classes or series of stock, and thereafter to issue the classified or reclassified shares of stock. We believe this ability provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series of stock, as well as our Common Stock, are available for issuance without further action by our stockholders (unless stockholder action is required by applicable law, or the rules of any stock exchange on which our securities may be listed, or the terms of any classes or series of stock that we may subsequently classify or reclassify). Although our board of directors does not currently intend to do so, it could authorize us to issue a class or series of Common Stock or Preferred Stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of our Company that might involve a premium price for you or otherwise be in your best interests.

Restrictions on Ownership and Transfer
Our Charter provides that our board of directors may decide whether it is in the best interests of our Company to qualify and maintain status as a REIT under the Internal Revenue Code, as amended (the "Code"). In order to qualify as a REIT under the Code, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined by the Code to include certain entities) during the last half of any taxable year. Neither the requirement to be held by 100 or more persons or the provision disallowing ownership by five or fewer individuals apply to the first taxable year of a REIT.
To help us qualify as a REIT, among other purposes, our Charter, contains restrictions on the number of shares of our stock that a person may own, subject to certain exceptions. Our Charter provides that generally no person may beneficially own, or be deemed to own by virtue of the attribution provisions of the Code, either (i) more than 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate outstanding shares of our stock excluding any outstanding shares of our stock not treated as outstanding for U.S. federal income tax purposes, or (ii) more than 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate outstanding shares of our Common Stock, excluding any outstanding shares of Common Stock not treated as outstanding for U.S. federal income tax purposes.
Our Charter also prohibits any person from (i) beneficially or constructively owning shares of our stock that would result in our being "closely held" under Section 856(h) of the Code; (ii) transferring shares of our stock if such transfer would result in our stock being beneficially owned by fewer than 100 persons; (iii) beneficially or constructively owning shares of our stock that would cause us to own, directly or indirectly; 10% or more of the ownership interests in a tenant of our Company (or a tenant of any entity owned or controlled by us); (iv) beneficially or constructively owning shares of our stock that would cause any independent contractor to not be treated as such under Section 856(d)(3) of the Code; or (v) beneficially or constructively owning shares of stock that will otherwise cause us to fail to qualify as a REIT. Any person who (i) acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on transferability and ownership, or (ii) who would have owned shares of our stock that resulted in a transfer of shares to a charitable trust (as described below), will be required to (A) give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days' prior written notice to us, and (B) provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT or that compliance is no longer required for us to qualify as a REIT.

Our board of directors, in its sole discretion, may exempt (prospectively or retroactively) a person from the above ownership limits and the restrictions described in clauses (iii) and (iv) above. However, the board of directors may not grant an exemption to any person unless the board of directors obtains such representations, covenants and undertakings as the board of directors may deem appropriate in order to determine that granting the exemption would not result in losing our status as a REIT. As a condition of granting the exemption, our board of directors may require a ruling from the United States Internal Revenue Service ("IRS") or an opinion of counsel, in either case in form and substance satisfactory to the board of directors in its sole discretion, in order to determine or ensure our status as a REIT.
Our board of directors may increase or decrease the Common Stock ownership limit and/or the aggregate stock ownership limit so long as the change would not result in five or fewer persons beneficially owning more than 49.9% in value of our outstanding stock. Any decrease in the Common Stock ownership limit and/or the aggregate stock ownership limit shall not apply to any person whose percentage ownership of stock is in excess of the decreased ownership limits, until such time as such person's percentage ownership of stock equals or falls below the decreased ownership limits. Absent an exemption from the ownership limits, any further acquisition of shares of our stock by such person will be in violation of the ownership limits, unless and until such person's percentage ownership of stock falls below the ownership limit (in which case such person may acquire shares up to such ownership limits).
Pursuant to our Charter, if any transfer of our shares of stock occurs that, if effective, would result in any person beneficially or constructively owning shares of stock in excess, or in violation, of the above ownership limitations or restrictions on transfer (a "Prohibited Owner"), then that number of shares of stock, the beneficial or constructive ownership of which would otherwise cause such person to violate the ownership limitations or restrictions on transfer (rounded up to the nearest whole share), will be automatically transferred to a charitable trust for the exclusive benefit of a charitable beneficiary and the Prohibited Owner will not acquire any rights in such shares. This automatic transfer will be considered effective as of the close of business on the business day before the violative transfer. If the transfer to the charitable trust would not be effective for any reason to prevent the violation of the above transfer or ownership limitations, then the transfer of that number of shares of stock that would otherwise cause any person to violate the above limitations will be null and void. Shares of stock held in the charitable trust will continue to constitute issued and outstanding shares of our stock. The Prohibited Owner will not benefit economically from ownership of any shares of stock held in the charitable trust, will have no rights to distributions and will not possess any rights to vote or other rights attributable to the shares of stock held in the charitable trust. The U. S. Bank of the charitable trust will be designated by us and must be unaffiliated with us or any Prohibited Owner and will have all voting rights and rights to distributions with respect to the shares of stock held in the charitable trust, and these rights will be exercised for the exclusive benefit of the trust's charitable beneficiary. Any dividend or other distribution paid before our discovery that shares of stock have been transferred to U. S. Bank will be paid by the recipient of such dividend or distribution to U. S. Bank upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to U. S. Bank. Any dividend or distribution so paid to U. S. Bank will be held in trust for the trust's charitable beneficiary. The Prohibited Owner will have no voting rights with respect to shares of stock held in the charitable trust, and, subject to Maryland law, effective as of the date that such shares of stock have been transferred to U. S. Bank, U. S. Bank, in its sole discretion, will have the authority to:

•	rescind as void any vote cast by a Prohibited Owner prior to our discovery that such shares have been transferred to U. S. Bank; and

•	recast such vote in accordance with the desires of U. S. Bank acting for the benefit of the trust's beneficiary.
However, if we have already taken irreversible corporate action, then U. S. Bank will not have the authority to rescind and recast such vote.
Within 20 days of receiving notice from us that shares of stock have been transferred to the charitable trust, and unless we buy the shares first as described below, U. S. Bank will sell the shares of stock held in the charitable trust to a person, designated by U. S. Bank, whose ownership of the shares will not violate the ownership limitations in our Charter. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and U. S. Bank will distribute the net proceeds of the sale to the Prohibited Owner and to the charitable beneficiary.
The Prohibited Owner will receive the lesser of:

•
the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (for example, in the case of a gift or devise), the market price of the shares on the day of the event causing the shares to be held in the charitable trust; and

•	the price per share received by U. S. Bank from the sale or other disposition of the shares held in the charitable trust (less any commission and other expenses of a sale).
The U. S. Bank may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions paid to the Prohibited Owner and owed by the Prohibited Owner to U. S. Bank. Any net sale proceeds in excess of the amount payable to the Prohibited Owner will be paid immediately to the charitable beneficiary. If, before our discovery that shares of stock have been transferred to the charitable trust, such shares are sold by a Prohibited Owner, then:

•	such shares will be deemed to have been sold on behalf of the charitable trust; and

•
to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that the Prohibited Owner was entitled to receive as described above, the excess must be paid to U. S. Bank upon demand.

In addition, shares of stock held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a gift or devise, the market price at the time of the gift or devise); and

•	the market price on the date we, or our designee, accept such offer.
We may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions paid to the Prohibited Owner and owed by the Prohibited Owner to U. S. Bank. We may pay the amount of such reduction to U. S. Bank for the benefit of the charitable beneficiary. We will have the right to accept the offer until U. S. Bank has sold the shares of stock held in the charitable trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold will terminate, U. S. Bank will distribute the net proceeds of the sale to the Prohibited Owner and any distributions held by U. S. Bank will be paid to the charitable beneficiary.
All certificates, if any, representing shares of our stock will bear a legend referring to the restrictions described above.
Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) in value of the outstanding shares of our stock, within 30 days after the end of each taxable year, must give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock that the owner beneficially owns, and a description of the manner in which the shares are held. Each such owner must also provide to us such additional information as we may request in order to determine the effect, if any, of the owner's beneficial ownership on our status as a REIT and to ensure compliance with our ownership limitations. In addition, each of our stockholders, whether or not an owner of 5% or more of our stock, must, upon demand, provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure our compliance with the ownership restrictions in our Charter.
The ownership and transfer limitations in our Charter could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our stock or might otherwise be in the best interests of our stockholders.

Business Combinations
Maryland law prohibits "business combinations" between us and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or transfer of equity securities, liquidation plan or reclassification of equity securities. Maryland law defines an interested stockholder as:

•	any person or entity who beneficially owns, directly or indirectly, 10% or more of the voting power of our outstanding voting stock; or

•
an affiliate or associate of ours who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of our then-outstanding stock.

A person is not an interested stockholder if our board of directors approves the transaction by which the person otherwise would have become an interested stockholder in advance. However, in approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of directors.
After the five-year prohibition and in addition to any vote otherwise required by Maryland law and our Charter, any business combination between us and an interested stockholder or an affiliate of an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of stockholders entitled to cast at least:

•	80% of the votes entitled to be cast by holders of our then-outstanding shares of voting stock; and

•
two-thirds of the votes entitled to be cast by holders of our voting stock, other than stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or stock held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its stock.
The statute permits various exemptions from its provisions, including business combinations that are approved or exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.
Pursuant to the statute, our board of directors, by resolution, has exempted any business combinations between us and any person who is an existing, or becomes in the future an, "interested stockholder." Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any such person. As a result, such persons may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute. Additionally, this resolution may be altered, revoked or repealed in whole or in part at any time and we may opt back into the business combination provisions of the Maryland General Corporation Law (the "MGCL"). If this resolution is revoked or repealed, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.
Control Share Acquisitions
Maryland law provides that holders of "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights, except to the extent approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror or by officers or by employees who are also our directors are excluded from the shares entitled to vote on the matter. "Control shares" are voting shares of stock that, if aggregated with all other shares of stock currently owned by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.
Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of issued and outstanding control shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition may compel our board of directors to call a special meeting of stockholders to be held within 50 days of the demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, we may present the question at any stockholders' meeting.
If voting rights are not approved at the stockholders' meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares for fair value, except those for which voting rights have previously been approved. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by or exempted by our Charter or Bylaws.
Our Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our stock and, consequently, the control share acquisition statute will not apply to us unless our board of directors later amends our Bylaws to modify or eliminate this provision, which it may do without stockholder approval, and which it may make effective prospectively or retrospectively.
Maryland Unsolicited Takeovers Act
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with (i) a class of equity securities registered under the Exchange Act and (ii) at least three independent directors, to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of directors;

•	a requirement that a vacancy on the board of directors be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred; and

•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.
In our Charter, we have elected under Section 3-804(c) of the MGCL that vacancies on our board of directors be filled only by the remaining directors, even if the remaining directors do not constitute a quorum, and for the remainder of the full term of the directorship in which the vacancy occurred.
Through provisions in our Charter and Bylaws unrelated to Subtitle 8 of Title 3 of the MGCL, we (i) require the affirmative vote of the stockholders entitled to cast at least two-thirds of all votes entitled to be cast generally in the election of directors for the removal of any director from the board of directors, (ii) vest in the board of directors the exclusive power to fix the number of directorships and (iii) provide that unless called by the Chairman of our board of directors, our President, our Chief Executive Officer or our board of directors, a special meeting of stockholders may only be called by our Corporate Secretary upon the written request of (and satisfaction of certain procedural and information requirements by) the stockholders entitled to cast not less than a majority of all the votes entitled to be cast on any matter that may be properly considered at the meeting.

In January 2015, our board of directors resolved to opt out of the provision of the Maryland Unsolicited Takeover Act that, absent such resolution, would have permitted our board of directors to unilaterally divide itself into classes without stockholder approval (commonly referred to as a "classified board"). Although we did not have a classified board at that time, by opting out of this provision our board of directors cannot elect to become a classified board in the future without approval of the stockholders.
Advance Notice of Director Nominations and New Business; Proxy Access
Our Bylaws provide that stockholders are required to give advance notice to W. P. Carey of any business to be brought by a stockholder before an annual stockholders' meeting. For business to be properly brought before an annual meeting by a stockholder, the stockholder must give timely written notice thereof to the Secretary of W. P. Carey at the principal executive offices of the Company. In order to be timely, a stockholders notice must be delivered not later than 5:00 p.m. Eastern Time on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year's annual meeting of stockholders nor earlier than the 150th day prior to the first anniversary of such mailing. Such proposals and nominations must be made in accordance with, and include the information required to be set forth by, our Bylaws.
In addition, our Bylaws generally permit any stockholder or group of up to 20 stockholders who have maintained continuous qualifying ownership of at least 3% or more of our outstanding Common Stock for at least the previous 3 years to include a specified number of director nominees in the Company's proxy materials for our annual meeting of stockholders, as described below. The maximum number of stockholder-nominated candidates will be equal to the greater of: (a) two candidates or (b) 20% of the directors in office at the time of nomination. If the 20% calculation does not result in a whole number, the maximum number of stockholder-nominated candidates would be the closest whole number below 20%. Stockholder-nominated candidates that the Board of Directors determines to include in the proxy materials as Board-nominated candidates will be counted against the 20% maximum. As more fully described in our Bylaws, a nominating stockholder is considered to own only the shares for which the stockholder possesses the full voting and investment rights and the full economic interest (including the opportunity for profit and risk of loss). Under this provision, borrowed or hedged shares do not count as "owned" shares. A stockholder will be deemed to "own" shares that have been loaned by or on behalf of the stockholder to another person if the stockholder has the right to recall such loaned shares, undertakes to recall, and does recall such loaned shares prior to the record date for the annual meeting and maintains qualifying ownership of such loaned shares through the date of the meeting. If the number of stockholder-nominated candidates exceeds 20% of the directors in office, each nominating stockholder will select one stockholder-nominated candidate, beginning with the nominating stockholder with the largest qualifying ownership and proceeding through the list of nominating stockholders in descending order of qualifying ownership until the permitted number of stockholder -nominated candidates is reached. Such nominations must be made in accordance with, and include the information required to be set forth by, our Bylaws.
Limitation of Liability and Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty established by a final judgment and which is material to the cause of action.
Our Charter contains a provision that eliminates directors' and officers' liability for money damages to the maximum extent permitted by Maryland law. These limitations of liability do not apply to liabilities arising under the federal securities laws and do not generally affect the availability of equitable remedies such as injunctive relief or rescission. Our Charter and Bylaws also provide that we must indemnify (to the maximum extent permitted by Maryland law), and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, any individual who is a present or former director or officer of W. P. Carey Inc. or a predecessor of W. P. Carey Inc. from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity as a director or officer. Additionally, our Charter provides that we may, indemnify, if and to the extent authorized and determined to be appropriate in accordance with applicable law, any person permitted, but not required, to be indemnified under Maryland law by W. P. Carey Inc. or a predecessor of W. P. Carey Inc.
Maryland law requires a corporation to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity (unless its charter provides otherwise, which our Charter does not). Maryland law also permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless, in either case, a court orders indemnification (and then only for expenses). In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.
We have also adopted a director and indemnification policy, which provides directors and officers with express rights to indemnification (regardless of, among other things, any amendment to, or revocation of, such policy or amendment to our Charter or Bylaws, any change in the composition of our board of directors, or any acquisition or business combination transaction relating to us. The policy provides for the advancement of all reasonable costs, charges and expenses (including attorney's fees) to directors and officers (and other persons deemed appropriate by the board of directors), as set forth therein, and, to the extent we maintain insurance, for the continued coverage of directors and officers under our directors' and officers' liability insurance policies. Under the policy, we are required to indemnify and hold harmless (i) each person who is or was a director or officer of W. P. Carey (or a predecessor of W. P. Carey); (ii) each person who, at the request of W. P. Carey, is or was serving as, a director, officer, manager, trustee, administrator, partner, member, fiduciary, employee, advisory board member or agent of any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other entity; or (iii) any other persons deemed appropriate by its Board (such persons being "Covered Persons" and each, a "Covered Person"); against all reasonable costs, charges and expenses (including attorney's fees incurred by a Covered Person in connection therewith), judgments, penalties, fine, and settlements (if such settlement is approved in advance by W. P. Carey, which approval shall not be unreasonably withheld) actually and reasonably incurred by the Covered Person in connection with the defense and/or settlement of any threatened, pending or completed suit, action, claim, proceeding, arbitration or alternative dispute resolution mechanism, investigation or administrative hearing, whether civil, criminal, administrative or investigative, to which the Covered Person is or was a party or is threatened to be made a party due to any act or omission taken or omitted or alleged to have been taken or omitted by the Covered Person during, in connection with or arising out of such Covered Person's service in such capacity as a director or officer. As used in the policy the term "serving at the request" of W. P. Carey includes any service provided at the request of W. P. Carey (or a predecessor of W. P. Carey) as a director, officer, manager, trustee, administrator, partner, member, fiduciary, employee or agent of W. P. Carey (or a predecessor of W. P. Carey) that imposes duties on, or involves services by, such director, officer, manager, trustee, administrator, partner, member, fiduciary, employee or agent with respect to an employee benefit plan, its participants or beneficiaries. In addition, to the extent that a Covered Person is, by reason of his or her service at the request of W. P. Carey, a witness in or otherwise incurs costs, charges or expenses in connection with any proceeding to which the Covered Person is not a party, he or she shall be indemnified and held harmless by W. P. Carey against all reasonable costs, charges and expenses (including attorney's fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith.
Notwithstanding any provision of the director and indemnification policy, W. P. Carey is not obligated to indemnify any claim made against a Covered Person (i) in connection with any threatened, pending or completed suit, action, claim, proceeding, arbitration or alternative dispute resolution mechanism, investigation or administrative hearing, whether civil, criminal, administrative or investigative (or any part of any such proceeding), initiated by or on behalf of such Covered Person, including a proceeding (or any part of any proceeding) initiated by or on behalf such Covered Person against W. P. Carey (other than any proceeding commenced to enforce a Covered Person's right to indemnification or to recover any expenses in which the Covered Person is successful under Maryland law, our Charter, our Bylaws or our director and indemnification policy) or against any of our directors, officers, employees or other Covered Persons, unless (A) our board of directors authorized the proceeding (or any part of any proceeding) or (B) we otherwise provided specific indemnification in connection with such claim; (ii) on account of such Covered Person's conduct with respect to which it shall be determined by final judgment by a court having jurisdiction in the matter that the Covered Person (A) did not act in good faith and in a manner the Covered Person reasonably believed to be in or not opposed to our best interests and those of our stockholders, (B) received an improper personal benefit in money, property or services, or (C) with respect to any criminal action or proceeding, had reasonable cause to believe the conduct was unlawful; (iii) in connection with any pending or completed action, suit, arbitration, investigation, inquiry, administrative hearing or any other actual or threatened proceeding (or any part of any such proceeding) by or in our right if the Covered Person shall have been determined by final judgment by a court having jurisdiction in the matter to be liable to us and our stockholders; (iv) if and to the extent such Covered Person has otherwise actually received payment of the amounts otherwise indemnifiable hereunder under any insurance policy, agreement, vote or otherwise, or (v) if it shall be determined by final judgment by a court having jurisdiction in the matter that such indemnification is not lawful.
Insofar as the foregoing provisions permit indemnification of directors, executive officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock is Computershare Investor Services.
New York Stock Exchange Listing
Our Common Stock is listed on The New York Stock Exchange under the symbol “WPC”.

Authorized but Unissued Capital Stock
The listing requirements of the NYSE, which applies so long as our shares of Common Stock are listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of our Common Stock.